Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 80,000,000.00	0.0001531	$ 12,248.00
Fees Previously Paid
	Total Transaction Valuation:	$ 80,000,000.00
	Total Fees Due for Filing:			$ 12,248.00
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 12,248.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	(a) Calculated as the aggregate maximum purchase price for limited liability company interests. The fee of $12,248.00 was paid by CPG Carlyle Commitments Master Fund, LLC in connection with filing its Schedule TO-I (See Ironwood Multi-Strategy Fund LLC, et al. (April 20, 2017)). (b) Calculated at 0.015310% of the Transaction Valuation.

Table 2: Fee Offset Claims and Sources	☐Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		Schedule TO	811-22764	08/25/2025		$ 12,248.00
Fee Offset Sources	CPG Carlyle Commitments Master Fund, LLC	Schedule TO	811-22764		08/25/2025		$ 12,248.00